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                                        Registration No. 33-78530
                                                      Rule 424(c)



                      PROSPECTUS SUPPLEMENT


                 TIMBERLINE SOFTWARE CORPORATION
                 225,000 Shares of Common Stock




     This Prospectus Supplement is to the Prospectus dated May 25, 1994 (the "Prospectus") of Timberline Software Corporation (the "Company") that forms a part of the Registration Statement on Form S-3 (Registration No. 33-78530) declared effective by the Securities and Exchange Commission (the "Commission") on May 25, 1994 under the Securities Act of 1933, as amended. This Prospectus Supplement should be read in conjunction with the Prospectus and is considered an integral part of the Prospectus.


     The Prospectus covers the offer and sale by McDonald's Corporation of 225,000 shares of Common Stock, no par value, of the Company ("Common Stock"). Subject to adjustment in certain events, the Common Stock is issuable by the Company through March 10, 2001 upon exercise by McDonald's Corporation of warrants (the "Warrants") issued to McDonald's Corporation on March 10, 1994. The number of shares of Common Stock issuable upon exercise of the Warrants has been increased from 100,000 shares to 225,000 shares to reflect two separate 3-for-2 stock splits of the Common Stock effective in May 1995 and May 1996, respectively.

     McDonald's Corporation has exercised the Warrants with respect to 56,250 shares of Common Stock. The Company will receive $175,000 pursuant to such exercise. The Company has been advised that McDonald's Corporation intends to sell such shares from time to time at prevailing market prices, that such sales will be made through Salomon Brothers Inc, as agent, and that total discounts and commissions on such sales will not exceed $.05 per share.

     McDonald's Corporation previously exercised Warrants with respect to 168,750 shares of Common Stock (adjusted to reflect both stock splits identified above), all of which shares have been sold by McDonald's Corporation. McDonald's Corporation does not own any more Warrants to purchase shares of Common Stock of the Company.


   THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 21, 1996